Exhibit 99.1


      International Shipholding Corporation Hurricane Update


     NEW YORK--(BUSINESS WIRE)--Sept. 29, 2005--International Shipholding Corporation's (ISC) (NYSE:ISH) New Orleans office remains closed. While ISC intends to return to New Orleans when conditions are safe and infrastructure is restored, in addition to the operational centers that ISC has established in Baton Rouge, Louisiana, and Houston, Texas, ISC is negotiating to enter into an office building lease in Mandeville, Louisiana. It is expected that ISC's Mandeville, Louisiana, office will be fully operational within the next sixty
(60) - ninety (90) days at which time the Houston office will be absorbed into the Mandeville office.
     Two of ISC's LASH Vessels, which operate in Forest Lines, Inc.'s and Waterman Steamship Corporation's regularly scheduled LASH Liner Services, safely weathered the impact of Hurricane Rita in the United States Gulf; however, these LASH Vessels have experienced significant scheduling delays as a result of port and waterway closures caused by Hurricane Rita. Meantime, given that the Mississippi River is open to navigation, ISC has returned the operating focal point of Forest Lines, Inc.'s and Waterman Steamship Corporation's regularly scheduled LASH Liner Services to the Mississippi River. Forest Lines, Inc.'s next sailing will discharge and load at Baton Rouge, Louisiana.
     ISC's Rail Ferry Service operating between New Orleans and Coatazacoalcos continues to be temporarily suspended while the New Orleans rail infrastructure is restored. While the Norfolk Southern Railroad has restored rail service to New Orleans, the New Orleans Public Belt and CSX Railroads continue to actively work on restoring their rail infrastructure and rail connections in and to New Orleans.
     Due to lost rail ferry revenue, scheduling delays on the LASH Liner Services, and the expenses associated with office closures and relocations, ISC expects a before tax negative impact from Hurricane Katrina and Hurricane Rita on the company's third quarter financial results that may exceed $1,800,000.
     ISC is pleased to announce that on September 27, 2005, ISC added another Pure Car/Truck Carrier (PCTC) to Central Gulf Lines, Inc.'s United States Flag PCTC operations. With the addition of this newly acquired PCTC, ISC's subsidiaries, Central Gulf Lines, Inc. and Waterman Steamship Corporation, now operate five (5) United States Flag PCTC's.


    CONTACT: International Shipholding Corporation
             Niels M. Johnsen, 212-943-4141